Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:
Mark Ties, CFO XATA Corporation 952-707-5600 mark.ties@xata.com
XATA Reports Fourth Quarter and Fiscal Year-End Results
XATA reports 91 percent earnings improvement as sales grow 163 percent in the fourth quarter
MINNEAPOLIS, November 6, 2008 —XATA Corporation (Nasdaq:XATA), today reported a 163 percent increase in sales for the fourth quarter ended September 30, 2008 as sales increased to $17.7 million from $6.8 million for the same period in fiscal 2007. Comparable fourth quarter year-over-year sales increased 80 percent primarily driven by a 104 percent growth from the company’s XATANET™ SaaS platform. For the fourth quarter, Geologic Solutions sales represented approximately $5.6 million of the total revenue. The company acquired 9 new customers in the fourth quarter.
Recurring revenue for the fourth quarter of fiscal 2008, including monthly subscriptions from XATANET and monthly fees from our MobileMax and OpCenter™ product lines, accounted for 42 percent of total sales. Fourth quarter XATANET recurring subscription revenue increased by 65 percent compared to the same period of fiscal 2007.
Operationally, gross margins totaled 46 percent of sales for the fourth quarter of fiscal 2008, compared to 44 percent of sales for the same period of fiscal 2007. Improvements in recurring revenue margins were partially offset by growth in lower gross margin systems sales during the fourth quarter of fiscal 2008.
Selling, general and administrative costs were $6.1 million and $6.6 million for the fourth quarter of fiscal 2008 and 2007, respectively. For the fourth quarter of fiscal 2007, selling, general and administrative costs reflected litigation and settlement costs of $1.1 million and write-off of capitalized system development costs of $1.8 million. For the fourth quarter of fiscal 2008 selling, general and administrative costs reflect costs of the consolidated operations, including amortization expense of $0.4 million relating to acquired intangible assets.
On a GAAP basis, the company reported a fourth quarter net loss to common shareholders of $0.4 million, or $0.05 per diluted share, a significant improvement from the reported net loss of $4.5 million, or $0.57 per diluted share, for the same period of fiscal 2007.
For the fourth quarter of fiscal 2008, the company improved EBITDA (earnings before interest (net), taxes, depreciation, amortization, stock based compensation and preferred stock dividends and deemed dividends) performance by $0.64 per diluted share, reporting positive

XATA Releases Fourth Quarter 2008 Results — Page 2
EBITDA of $0.14 per diluted share compared to an EBITDA loss of $0.50 per diluted share for the same period of fiscal 2007. Fourth quarter fiscal 2007 EBITDA loss included a charge for litigation settlement and impairment loss on capitalized development costs of $2.9 million, or $0.36 loss per diluted share.
“Our fourth quarter results reflect our continued commitment to achieving profitability,” said Jay Coughlan, chairman and president of XATA Corporation. “With our XATANET SaaS platform sales reaching another record high for the fifth consecutive quarter — a considerable achievement — we continue to demonstrate the value-added benefits and cost savings XATANET offers our customers as they optimize their fleet operations, especially during a weak economy.”
Fiscal 2008 Performance
XATA reported a 75 percent increase in sales for fiscal 2008 as sales increased to $53.7 million from $30.7 million for fiscal 2007. Comparable year-over-year sales increased 29 percent primarily driven by a 49 percent growth from the company’s XATANET SaaS platform. Geologic Solutions sales represented approximately $14.1 million of the total revenue for fiscal 2008.
For fiscal 2008 recurring revenue, including monthly subscriptions from XATANET and monthly fees from our MobileMax and OpCenter product lines, accounted for 44 percent of total sales compared to 35 percent for the same period in fiscal 2007.
“Fiscal 2008 was an excellent year for XATA,” continued Coughlan. “We’ve demonstrated a year of steady growth with four quarters of consecutive EBITDA improvement; successfully expanded into the for-hire segment through the acquisition of GeoLogic Solutions, Inc.; executed on our product strategy with enhancements to our XATANET platform; and, added many new customers allowing us to increase our recurring revenue stream. We believe with our size and operational preformance that the company is well positioned for the future.”
Gross margins improved during fiscal 2008 to 47 percent of sales compared to 45 percent of sales for fiscal 2007 as the result of improved XATANET subscription margins and the fact that a larger portion of the total revenue stream now consists of higher margin recurring revenue.
Selling, general and administrative costs were $21.8 million and $16.7 million for fiscal 2008 and 2007, respectively. The increase is driven by additional costs of the combined entity, investments in our brand strategy, professional services and direct sales model and amortization expense of $1.1 million relating to acquired intangible assets offset by fiscal 2007 charges for litigation settlement and impairment of capitalized system development costs of $3.3 million.
For the fiscal year 2008, the company reported a net loss to common shareholders of $3.6
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XATA Releases Fourth Quarter 2008 Results — Page 3
million, or $0.44 per diluted share, a sizeable improvement from the reported net loss of $7.8 million, or $0.99 per diluted share, for the same twelve-month period in 2007.
The company reported EBITDA improvement of $0.79 per diluted share for fiscal 2008, reporting positive EBITDA of $0.21 per diluted share compared to an EBITDA loss of $0.58 per diluted share for the same period of fiscal 2007.
Non-GAAP vs. GAAP Financials
To supplement the company’s consolidated financial statements presented in accordance with GAAP, the company provides certain non-GAAP measures of financial performance. These non-GAAP measures include EBITDA, which is earnings before interest (net), taxes, depreciation, amortization, stock based compensation and preferred stock dividends and deemed dividends, and EBITDA per diluted share. The company’s reference to these non-GAAP measures should be considered in addition to results prepared under current accounting standards, but are not a substitute for, or superior to, GAAP results.
These non-GAAP measures are provided to enhance investors’ overall understanding of the company’s current financial performance and ability to generate cash flow. In many cases non-GAAP financial measures are used by analysts and investors to evaluate the company’s performance. Reconciliation to the nearest GAAP measure of all non-GAAP measures included in this press release can be found in a financial table included below in this press release.
About XATA
Based in Minneapolis, MN, XATA Corporation (NASDAQ:XATA) is an expert in optimizing fleet operations by reducing costs and ensuring regulatory compliance for the trucking industry. Our customers have access to vehicle data anywhere, anytime, through XATANET, our fee-based subscription service. Our software and professional services help companies manage fleet operations, enhance driver safety and deliver a higher level of customer satisfaction. XATA provides expert services to develop the business processes required to deliver the profitability, safety and service level demanded by today’s competitive transportation environments. Today, XATA systems increase the productivity of approximately 64,000 trucks across North America. For more information, visit www.xata.com or call 1-800-745-9282.
Cautionary note regarding forward-looking statements.
This announcement includes forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. Such statements are based on current expectations, and actual results may differ materially. The forward-looking statements in this announcement are subject to a number of risks and uncertainties including, but not limited to, the possibility of continuing operating losses, the ability to adapt to rapid technological change, cost and difficulties we may face in integrating the businesses of XATA and GeoLogic Solutions, dependence on positioning systems and communication networks owned and controlled by others, the receipt and fulfillment of new orders for current products, the timely introduction and market acceptance of new products, the ability to fund future research and development activities, the ability to establish and maintain
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XATA Releases Fourth Quarter 2008 Results — Page 4
strategic partner relationships, and the other factors discussed under “Risk Factors” in Part IA, Item 1 of our Annual Report on Form 10-K for the fiscal year ended September 30, 2007 (as updated in our subsequent reports filed with the SEC). These reports are available under the “Investors” section of our Web site at www.xata.com and through the SEC Web site at www.sec.gov. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them in light of new information or future events.
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XATA Releases Fourth Quarter 2008 Results — Page 5
XATA CORPORATION
CONDENSED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Net sales	$17,743	$6,756	$53,726	$30,676

Cost of sales	9,637	3,799	28,246	16,932
Selling, general and administrative	6,084	6,587	21,777	16,702
Research and development	1,949	1,093	6,027	4,351

Total costs and expenses	17,670	11,479	56,050	37,985

Operating income (loss)	73	(4,723)	(2,324)	(7,309)
Net interest income	77	227	404	525
Net interest expense	(523)	(6)	(1,441)	(24)

Loss before income taxes	(373)	(4,502)	(3,361)	(6,808)
Income tax expense	—	—	—	—

Net loss	(373)	(4,502)	(3,361)	(6,808)

Preferred stock dividends and deemed dividends	(49)	(47)	(261)	(1,002)

Net loss to common shareholders	$(422)	$(4,549)	$(3,622)	$(7,810)

Net loss per common share — basic and diluted	$(0.05)	$(0.57)	$(0.44)	$(0.99)

Weighted average common and common share equivalents Basic and Diluted	8,431	7,964	8,326	7,922

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XATA Releases Fourth Quarter 2008 Results — Page 6
XATA CORPORATION
CONDENSED BALANCE SHEETS
(Amounts in thousands)

	September 30,
	2008	2007
	(Unaudited)
Current assets

Cash and cash equivalents	$8,904	$13,675
Accounts receivable, net	11,365	3,280
Inventories	2,735	2,672
Deferred product costs	1,474	752
Current portion of investment in sales-type leases	768	—
Prepaid expenses and other current assets	691	393

Total current assets	25,937	20,772

Equipment and leasehold improvements, net	3,925	1,583
Intangible assets, net	12,420	—
Goodwill	3,011	—
Investment in sales-type leases, net of current portion	310	—
Deferred product costs, non-current	2,685	1,798
Debt financing costs, net	708	—

Total assets	$48,996	$24,153

Current liabilities
Current portion of long-term obligations	$1,845	$161
Accounts payable	4,394	3,419
Accrued liabilities	6,574	3,548
Deferred revenue	4,996	3,105

Total current liabilities	17,809	10,233

Long-term obligations, net of current portion	16,342	220
Deferred revenue, non-current	7,848	6,524
Other long-term liabilities	805	98

Total liabilities	42,804	17,075

Shareholders’ equity
Preferred stock	15,963	15,703
Common stock	28,321	25,845
Accumulated deficit	(38,092)	(34,470)

Total shareholders’ equity	6,192	7,078

Total liabilities and shareholders’ equity	$48,996	$24,153

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XATA Releases Fourth Quarter 2008 Results — Page 7
XATA CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Amounts in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Net loss to common shareholders	$(422)	$(4,549)	$(3,622)	$(7,810)

Adjustments:
Net interest expense (income)	446	(221)	1,037	(501)
Stock-based compensation	350	524	1,588	2,021
Depreciation and amortization expense	769	185	2,470	664
Preferred stock dividends and deemed dividends	49	47	261	1,002

Total adjustments	1,614	535	5,356	3,186

Non-GAAP EBITDA	$1,192	$(4,014)	$1,734	$(4,624)

Non-GAAP EBITDA per diluted share	$0.14	$(0.50)	$0.21	$(0.58)

Shares used in calculating non-GAAP EBITDA per diluted share	8,431	7,964	8,326	7,922

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